Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet G. Keckeisen Vice President, Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
KRONOS WORLDWIDE ANNOUNCES FOURTH QUARTER 2014 RESULTS

DALLAS, TEXAS…March 12, 2015… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income for the fourth quarter of 2014 of $19.9 million, or $.17 per share, compared to $2.9 million, or $.03 per share, in the fourth quarter of 2013.  For the full year of 2014, Kronos Worldwide reported net income of $99.2 million, or $.86 per share, compared to a net loss of $102.0 million, or $.88 per share in 2013.  Comparability of the Company's results for the fourth quarter periods was impacted by improved income from operations in 2014, principally due to lower raw materials costs and higher production and sales volumes, partially offset by lower average TiO2 selling prices in 2014, as discussed further below.  Comparability of the full year periods was impacted by improved income from operations in 2014, principally due to lower raw materials costs and higher production volumes, partially offset by lower average TiO2 selling prices in 2014.  Comparability of the Company's results was also impacted by unabsorbed fixed production and other costs recognized in the 2013 periods associated with the labor lockout at our Canadian plant in the second half of 2013.  In addition, comparability of the Company's results was impacted by a litigation settlement charge in the third quarter of 2013.

Net sales of $373.5 million in the fourth quarter of 2014 were $4.9 million, or 1%, higher than in the fourth quarter of 2013.  Net sales of $1,651.9 million in the full year of 2014 were $80.5 million, or 5%, lower than in the full year 2013.  Net sales increased in the fourth quarter of 2014 as compared to the fourth quarter of 2013 primarily due to higher sales volumes largely offset by lower average TiO2 selling prices.  Net sales decreased in the full year of 2014 primarily due to lower average TiO2 selling prices.  The Company's average TiO2 selling prices decreased 10% in the fourth quarter of 2014 as compared to the fourth quarter of 2013, and decreased 6% for the full year as compared to 2013. The Company's average TiO2 selling prices at the end of 2014 were 9% lower than at the end of 2013, with lower prices in all major markets, most notably in certain export markets.  TiO2 sales volumes in the fourth quarter of 2014 were 14% higher than in the fourth quarter of 2013, while sales volumes for the full year 2014 remained relatively stable compared to 2013 as slightly higher sales in Europe were offset by lower sales in certain export markets.  Fluctuations in currency exchange rates also impacted net sales comparisons, decreasing net sales by approximately $11 million in the fourth quarter and increasing net sales by approximately $12 million in the full year 2014 as compared to the comparable periods in 2013.  The table at the end of this press release shows how each of these items impacted the overall change in sales.

The Company's TiO2 segment profit (see description of non-GAAP information below) in the fourth quarter of 2014 was $34.3 million compared to $1.8 million in the fourth quarter of 2013.  For the full year the Company's segment profit was $160.5 million compared to a segment loss of $83.6 million in 2013.
Segment profit improved in 2014 due to the net effects of lower raw materials and other production costs, lower average TiO2 selling prices, higher production volumes, and higher sales volumes in the fourth quarter period of 2014.  Segment profit in the fourth quarter of 2013 was negatively impacted by one-time costs of approximately $9 million resulting from the terms of the new collective bargaining agreement reached with the Company's Canadian workforce, consisting principally of a non-cash pension charge of approximately $7 million due to the curtailment of one of the Company's Canadian defined benefit pension plans and severance and other back-to-work expenses.  Segment profit in the 2013 periods was also negatively impacted by approximately $19 million of unabsorbed fixed production and other manufacturing costs associated with the lockout at the Canadian TiO2 production facility, of which approximately $12 million related to the fourth quarter.

Kronos' TiO2 production volumes were 7% higher in the fourth quarter of 2014 as compared to the fourth quarter of 2013, and were 8% higher in 2014 over 2013.  While our production capacity utilization rates in the second half of 2013 were impacted by the lockout at our Canadian production facility that began in late June 2013 and ended in December 2013, our utilization rates were also impacted by such lockout in the first quarter of 2014, as restart of production at the facility did not begin until February 2014.  We operated our production facilities at an overall average capacity utilization rate of 92% in 2014 (90%, 97%, 96% and 86% in each of the first, second, third and fourth quarters, respectively).  Our production rates in the fourth quarter of 2014 were impacted by the implementation of certain productivity-enhancing improvement projects at certain facilities as well as necessary improvements to ensure continued compliance with our permit regulations, which resulted in longer-than-normal maintenance shutdowns in some instances.  Segment profit comparisons were also impacted by the effects of fluctuations in currency exchange rates, which increased segment profit by approximately $13 million in the fourth quarter and by approximately $42 million for the year.

Corporate expense in 2013 includes a third quarter pre-tax litigation settlement charge of $35 million ($22.5 million, or $.19 per share, net of income tax benefit).

In February 2013, we voluntarily prepaid an aggregate $290 million principal amount under our prior term loan, and in July 2013 we voluntarily prepaid the remaining $100 million principal.  As a result of such prepayments, the Company's results in 2013 include an aggregate pre-tax charge of $8.9 million ($5.8 million, or $.05 per share, net of income tax benefit), consisting of the write-off of unamortized original issue discount and deferred financing costs associated with such prepayments.

Our income tax benefit in the fourth quarter of 2013 includes a tax benefit of $3.9 million related to the utilization of certain current year U.S. losses.  Our income tax expense in 2014 includes an aggregate non-cash income tax benefit of $5.1 million ($.04 per share) related to a net reduction in our reserve for uncertain tax positions (mostly in the second quarter).

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

	Future supply and demand for our products
	The extent of the dependence of certain of our businesses on certain market sectors
	The cyclicality of our business
	Customer and producer inventory levels
	Unexpected or earlier-than-expected industry capacity expansion
	Changes in raw material and other operating costs (such as ore and energy costs)
	Changes in the availability of raw materials (such as ore)
	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
	Competitive products and substitute products
	Customer and competitor strategies
	Potential consolidation of our competitors
	Potential consolidation of our customers
	The impact of pricing and production decisions
	Competitive technology positions
	The introduction of trade barriers
	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts

Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
	Our ability to renew or refinance credit facilities
	Our ability to maintain sufficient liquidity
	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
	Government laws and regulations and possible changes therein
	The ultimate resolution of pending litigation
	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:


The Company discloses segment profit, which is used by the Company's management to assess the performance of the Company's TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance. The Company defines segment profit as income before income taxes, interest expense and certain general corporate items. Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company's TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)

	Three months ended		Year ended
	December 31,		December 31,
	2013	2014	2013	2014
	(Unaudited)

Net sales	$368.6	$373.5	$1,732.4	$1,651.9
Cost of sales	317.1	293.8	1,620.2	1,302.2

Gross margin	51.5	79.7	112.2	349.7

Selling, general and administrative expense	47.0	46.0	190.4	191.9
Other operating income (expense):
Currency transactions, net	(2.4)	1.2	(3.8)	4.0
Other expense, net	(.4)	(.8)	(1.9)	(1.6)
Corporate expense	(2.6)	(2.6)	(48.7)	(10.5)

Income (loss) from operations	(.9)	31.5	(132.6)	149.7

Other income (expense):
Trade interest income	.1	.2	.3	.3
Other interest and dividend income	.2	.1	.9	.7
Loss on prepayment of debt	-	-	(8.9)	-
Interest expense	(3.0)	(4.4)	(19.6)	(17.0)

Income (loss) before income taxes	(3.6)	27.4	(159.9)	133.7

Income tax expense (benefit)	(6.5)	7.5	(57.9)	34.5

Net income (loss)	$2.9	$19.9	$(102.0)	$99.2

Net income (loss) per basic and diluted share	$.03	$.17	$(.88)	$.86

Weighted-average shares used in the
calculation of net income (loss) per share	115.9	115.9	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	101	116	498	496
Production volumes	115	123	474	511

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2013	2014	2013	2014

Segment profit (loss)	$1.8	$34.3	$(83.6)	$160.5
Adjustments:
Trade interest income	(.1)	(.2)	(.3)	(.3)
Corporate expense	(2.6)	(2.6)	(48.7)	(10.5)

Income (loss) from operations	$(.9)	$31.5	$(132.6)	$149.7

IMPACT OF PERCENTAGE CHANGE IN SALES
(Unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2014 vs. 2013	2014 vs. 2013

Percentage change in sales:
TiO2 product pricing	(10)%	(6)%
TiO2 sales volume	14	-
TiO2 product mix	-	-
Changes in currency exchange rates	(3)	1

Total	1%	(5)%